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                                                                   EXHIBIT 99.1

            [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

Board of Directors
Hearst-Argyle Television, Inc.
959 Eighth Avenue
New York, New York 10019

Members of the Board:

  We hereby consent to the inclusion of our opinion letter to the Board of Directors of Hearst-Argyle Television, Inc. ("Hearst-Argyle") as Annex V to the Joint Proxy Statement/Prospectus of Hearst-Argyle and Pulitzer Publishing Company ("Pulitzer") relating to the proposed merger transaction involving Hearst-Agyle and Pulitzer and references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY-- Opinion of Financial Advisor to Hearst-Argyle" and "THE HEARST-ARGYLE MERGER PROPOSAL AND THE PULITZER MERGER PROPOSAL--Opinion of Financial Advisor to Hearst-Argyle." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          /s/ Credit Suisse First Boston
                                          Corporation
                                      By: _____________________________________
                                         CREDIT SUISSE FIRST BOSTON CORPORATION

New York, New York
February 11, 1999